Exhibit 10.11

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Execution Copy

ROYALTY AGREEMENT

ROYALTY AGREEMENT, effective as of October 1, 2005, by and between AtriCure, Inc. (“AtriCure”) with offices at 6033 Schumacher Park Drive, West Chester, OH 45069, and Randall K. Wolf, M.D. (“Wolf”) with offices at Department of Surgery, University of Cincinnati College of Medicine, ML 0558, Cincinnati, OH 45267-0558.

WITNESSETH

WHEREAS, AtriCure is engaged in the business of, among other things, developing technologies that provide doctors alternative, more expedient methods to ablate tissue during surgical procedures and treat the left atrial appendage in order to reduce the incidences of stroke;

WHEREAS, Wolf is the co-inventor of the Wolf Dissector (as defined below);

WHEREAS, through his working relationship with AtriCure, Wolf has provided AtriCure with access to the Wolf Dissector to be used in AtriCure’s business;

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions under which AtriCure will make royalty payments to Wolf with respect to such use of the Wolf Dissector.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual promises contained herein, AtriCure and Wolf hereby agree as follows:

1. Royalties. AtriCure shall pay to Wolf royalties for AtriCure’s use of the Wolf Dissector, as well as for those inventions, improvements or ideas contemplated in Section 2 below, at the royalty rates set forth in Schedule A hereto or at such other percentage rates as may be agreed to between AtriCure and Wolf (the “Royalties”). In no event shall the Royalties be less than $50,000 per quarter during the term of this Agreement; however, in no event shall the Royalties in the aggregate exceed $2,000,000. The minimum fourth quarter 2005 Royalty of $50,000 shall be paid to Wolf in the fourth quarter of 2005. Any further Royalty due Wolf for the fourth quarter of 2005 shall be paid no later than January 15, 2006. Thereafter, Royalties shall be paid quarterly within fifteen (15) days following the end of each quarter during the term of this Agreement.

As used herein, the term “Wolf Dissector” shall mean the articulating, illuminating disposable handpiece designed to perform a dissection or any evolution of such device, including, but not limited to, the integration of such device into the AtriCure bi-polar ablation system.

2. Inventions. Wolf agrees to provide AtriCure with any inventions, improvements or ideas made or conceived by Wolf within the field of atrial fibrillation treatment, excluding (a) pharmacologic treatments for atrial fibrillation, (b) pharmacology for stroke prevention, (c) devices designed specifically for stroke prevention and (d) fat pad isolation techniques developed for [*], during the term of this Agreement and for ninety (90) days after its termination. Wolf agrees that any such inventions or ideas shall be the sole property of AtriCure and Wolf shall execute, acknowledge and deliver to AtriCure all such further documents and papers, including assignments, applications for patents and any and all other documents and papers as maybe reasonably requested by AtriCure to effectuate the provisions of this Section 2 and to permit AtriCure to publish or protect said inventions, improvements and ideas by patent or otherwise in any and all countries and to vest title to said patents, inventions, improvements and ideas in AtriCure or its nominees, their successors or assigns. Wolf shall render all such assistance as AtriCure may require in any patent office proceeding or litigation involving said inventions, improvements or ideas.

3. Confidential Information. Any “Confidential Information” acquired by Wolf from AtriCure or developed in the course of the relationship established hereunder shall not be disclosed by Wolf to others or used Wolf for Wolf’s own benefit or the benefit of any third party without the prior written consent of AtriCure. “Confidential Information” includes: any and all proprietary or confidential data, methods, techniques, processes, formulas, designs, drawings, models, trade secrets, inventions, ideas, know-how, technical information, business records, technical data, test results, financial data or information, marketing data or plans, customer information, pricing information, product specifications, and any and all information of any nature whatsoever embodied or included in any of the foregoing, in whatever medium recorded or contained; but shall not include: (a) information which is or becomes, through no fault of Wolf, generally known to the public; or (b) information received by Wolf on a non-confidential basis from a source other than AtriCure, provided that Wolf has no reason to believe that such source is or was under a duty of confidentiality to AtriCure. Upon termination of this Agreement, Wolf will return to AtriCure all records, data, notes, reports and other documents or property containing Confidential Information furnished by AtriCure or developed pursuant to the relationship established hereunder and all copies thereof in any medium.

4. Insider Information. Wolf agrees that as a result of the relationship established hereunder with AtriCure, Wolf may periodically possess Confidential Information that is considered to be “material” and “non-public” information. The term “material” is defined to be information that a reasonable investor would consider important in making an informed investment decision. The term “non-public” means not made generally known by press release, conference call open to the public, or in a filing with the Securities and Exchange Commission. Wolf also understands that AtriCure has adopted an insider trading policy that contains certain black-out periods for holders of material non-public information. That black-out period starts on the first day of the last month of a fiscal quarter and ends two full days following the release of earnings or other material non-public financial information. Wolf agrees not to buy, sell, pledge or otherwise trade, in AtriCure’s stock or options, or enter into any transaction having the same economic effect, while in possession of material non-public Confidential Information without pre-clearing such trades with AtriCure’s Chief Financial Officer. Wolf understands that this Agreement further requires that Wolf not disclose such Confidential Information to anyone until it otherwise becomes publicly available.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5. Exclusivity. Wolf agrees that during the term of this Agreement, Wolf will not consult in the field of cardiac surgery for any other company or entity that manufactures, markets or sells or is researching or developing any device in the field of invasive atrial fibrillation treatment, excluding (a) pharmacologic treatments for atrial fibrillation, (b) pharmacology for stroke prevention, (c) devices designed specifically for stroke prevention and (d) fat pad isolation techniques developed for [*].

6. Term. This Agreement shall be effective as of the date hereof. This Agreement shall terminate on December 31, 2009 unless otherwise terminated earlier by either party hereto.

7. Termination for Cause.

(a) AtriCure shall have the right at any time to terminate this Agreement immediately for cause, which shall include any of the following reasons:

i. If Wolf shall violate the provisions of Sections 2, 3, 4 or 5 of this Agreement, or shall fail to comply with any other material term or condition of this Agreement and Wolf does not cure such failure within thirty (30) days of written notice thereof from AtriCure; or

ii. If Wolf shall (x) be convicted of a felony, or (y) commit an act of dishonesty, fraud or embezzlement against AtriCure or any of its respective subsidiaries or affiliates.

(b) Wolf has the right at any time to terminate this Agreement immediately for cause if Wolf notifies AtriCure of any breach of AtriCure’s obligations hereunder and AtriCure fails to cure such breach within thirty (30) days of written notice thereof.

(c) At the date of termination, AtriCure shall have no further obligation to Wolf and Wolf shall have no further rights or obligations hereunder, except as set forth in Sections 2, 3 and 4 above, which provisions shall survive the termination of this Agreement, and except for AtriCure’s obligation for unpaid Royalties that have accrued but have not been paid as of the date of termination.

8. Default. In the event of a breach or threatened breach of this Agreement by either party hereto, each party acknowledges that the other party may not have adequate remedy at law and may be entitled to seek such injunctive relief as may be available to restrain the other party from violating the provisions hereof. The prevailing party in any successful injunctive action shall be entitled to reimbursement from the other party (including, without limitation, reasonable attorneys’ fees) in connection with such action. Nothing herein shall prohibit either party from pursuing other remedies available with respect to such breach or threatened breach by the other party hereto, including the recovery of damages.

9. Severability. If one or more of the provisions of this Agreement are deemed invalid or unenforceable, such provision shall be ineffective and the remaining provisions will continue in full force and effect.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10. Supersession. This Agreement constitutes the entire understanding between AtriCure and Wolf with respect to the subject matter recited herein. The terms and conditions set forth in this Agreement shall supersede any and all prior or contemporaneous written or oral agreements regarding the subject matter contained herein, including, without limitation, that certain agreement, effective as of April 1, 2005, by and between AtriCure and Wolf.

11. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Ohio.

12. Amendment. This Agreement may be changed, modified or amended by a written agreement of both parties hereto expressly referring to this Agreement and stating that it changes, modifies or amends this Agreement or portions thereof.

13. Notices. All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid to the parties at the addresses first listed above. Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing, except in the case of common proof of late arrival of such notice.

14. Waiver. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be considered as a further or continuing waiver of any other provision of this Agreement.

15. Counterparts. This Agreement may be executed in any of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

16. Assignment. This Agreement may not be assigned by AtriCure without the consent of Wolf except to an affiliate of AtriCure, provided that such affiliate assumes AtriCure’s obligations under this Agreement; provided, further, that if AtriCure merges or effects a consolidation or share exchange with or into, or sells or otherwise transfers substantially all of its assets to, another business entity, AtriCure shall assign its rights and obligations hereunder to that business entity without the consent of Wolf.

IN WITNESS WHEREOF, AtriCure and Wolf have caused this Agreement to be duly executed and delivered as of this 21st day of November 2005.

ATRICURE, INC.

By:	/s/ David Drachman
Name:
Title:

/s/ Randall K. Wolf, M.D.
Randall K. Wolf, M.D.

Schedule A

	Projected MIS Revenue			% Revenue from Dissector Projected		Projected Dissector Revenue			Royalty Rate	Projected Royalties Paid
Q4 2005	$	[*]		[*]	%	$	[*]		15.0%	$	[*]
2006	$	[*]		[*]	%	$	[*]		10.5%	$	[*]
2007	$	[*]		[*]	%	$	[*]		4.0%	$	[*]
2008	$	[*]		[*]	%	$	[*]		2.5%	$	[*]
2009	$	[*]		[*]	%	$	[*]		1.5%	$	[*]

TOTAL	$	[*]				$	[*]			$	[*]

Royalty % of MIS		[*]	%
Royalty % of Dissector							[*]	%

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.